701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports Fiscal 2011 Fourth Quarter and Full Year Financial Results

Robust Sales in China Lead International Growth as Company Achieves 19th Consecutive Year of Profitability

RONKONKOMA, NY — April 7, 2011 — Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its fourth quarter and full fiscal year 2011 ended January 31, 2011.

Financial Results Highlights and Recent Company Developments

▪	Achieves milestone of 19th consecutive year of profitability
▪	FY11 revenues of over $101 million increased by 7.5% from prior year
▪	International revenues as a percentage of consolidated sales increased to 40.5% for FY11 from 34.7% in FY10 and 25.0% in FY09; 42.0% in Q4FY11 from 39.1% in Q4FY10 and 31.1% in Q4FY09
▪	Higher margin international revenues drive gross profit margin to a record 29.4% in FY11, up from 27.0% in prior year
▪	4QFY11 gross profit margin of 31.6%
▪	EPS recovery continues with 3rd consecutive sequential quarter growth
▪	Significant improvement in operating performance for “BRIC” businesses
▪	Cash balance of $6 million and bank debt of $11.5 million with remaining availability of $12 million as of January 31, 2011
▪	Stock buyback program completed with repurchase of 231,119 shares from December 2010 through mid-February 2011for a total cost of approximately $2.0 million

Fourth Quarter Fiscal Year 2011 Financial Results

	For the Three Months
	Ended January 31,
	2011	2010
Net sales	100.0%	100.0%
Gross profit	31.6%	30.2%
Operating expenses	25.6%	24.7%
Operating profit	6.0%	5.5%
Income before tax	5.8%	5.2%
Net income	4.4%	4.5%

Net Sales.  Net sales increased $0.2 million, or 0.8%, to $25.0 million for the quarter ended January 31, 2011 compared to $24.8 million for the quarter ended January 31, 2010. The net increase was mainly due to a $0.8 million increase in foreign sales, partially offset by a $0.6 million decrease in domestic sales. The net decrease in the U.S. was comprised mainly of a decrease in U.S. disposables sales.

Increases in foreign sales includes $0.6 million increase in sales from Qualytextil, SA in Brazil, or 14.2%, a $0.7 million increase in Canadian sales, or 73.0%, a $.5 million increase in European sales, or 41.7%, and $0.2 million growth in combined Chile and Argentina sales. The sales in Brazil in Q2 and Q3 of this year had no large bid sales, while Q4 this year and Q4 last year each had large bid sales.  A better measure of sales growth in Brazil would be Q4 this year increasing 14.2% over Q4 last year and a sequential improvement of 45.8% over Q3 of this year.  Management anticipates being awarded several large orders in Brazil which would be recognized as revenue throughout FY12 and beyond.

Gross Profit. Gross profit increased $0.4 million, or 5.3%, to $7.9 million for the quarter ended January 31, 2011 from $7.5 million for the quarter ended January 31, 2010. Gross profit as a percentage of net sales increased to 31.6% for the quarter ended January 31, 2011 from 30.2% for the quarter ended January 31, 2010. The major factors driving the changes in gross margins were:

•	Changes in the mix of foreign vs. domestic sales. Foreign product sales tend to have much higher margins than U.S. product sales.
•
Disposables gross margin increased by 1.1 percentage points in Q4FY11 compared with Q4FY10. This increase was mainly due to changes in the product mix moving toward higher margin Lakeland branded products. Disposables margins in both Q4FY11 and Q4FY10 were increased by a year-end reversal of rebates accrued earlier in the year, due to many customers not meeting their year-end targets for rebates.

•	Canada gross margin increased by 4.7 percentage points primarily from more favorable exchange rates and local competitive pricing climate.
•
Brazil gross margin was 45.9% for Q4FY11 this year compared with 53.0% last year.  There were large bid orders in each of Q4 this year and last year. The raw material for the orders in Q4 this year had to be shipped by air freight to meet customer deadlines and thus reduced the margins.

•	Glove division decline in volume resulting in a lower gross margin.
•	Gross profit losses of $0.1 million from India in Q4FY11.
•	Reflective margins were lower than the prior year mainly due to write-offs taken for overstocks of a discontinued style.
•	UK and Europe margins decreased by 7.6 percentage points primarily from exchange rate differentials.

Operating Expenses.  Operating expenses increased $0.3 million, or 4.6%, to $6.4 million for the quarter ended January 31, 2011 from $6.1 million for the quarter ended January 31, 2010.  As a percentage of net sales, operating expenses increased to 25.6% for the quarter ended January 31, 2011 from 24.7% for the quarter ended January 31, 2010 due to the following:

•	$0.2 million increase in foreign exchange costs resulting from large gains in the prior year not recurring.
•
$0.2 million increase in sales and marketing and other compensation costs resulting from severance pay for terminations in the Company’s U.S. wovens division, and staffing of personnel in the U.K., Latin America and China businesses as those segments are being built out.

•
$0.1 million increase in equity compensation resulting from the change in the performance level designated by the Board of Directors, which in turn resulted in a charge for the 2009 Restricted Stock Plan at baseline.

•	$0.1 million increase in medical insurance resulting from higher costs prevailing and other healthcare related expenses.
•	$(0.1) million decrease for lower freight out costs, mainly resulting from lower rates in Q4FY11
•	$(0.2) million decrease for reduced professional fees resulting from international tax issues in Q4 last year

Operating Profit.  Operating profit increased by $0.1 million, or 8.6%, to $1.5 million from $1.4 million for the prior year. Operating income as a percentage of net sales increased to 6.0% for the quarter ended January 31, 2011 from 5.5% for the quarter ended January 31, 2010 primarily due to increased higher margin international sales that led to an improvement in gross profit.

Interest Expense.  Interest expense decreased by $0.1 million for the quarter ended January 31, 2011 compared to the quarter ended January 31, 2010 because of reduced borrowings and interest rate decreases.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes. Income tax expense increased $0.2 million to $0.4 million for the quarter ended January 31, 2011 from $0.2 million for the quarter ended January 31, 2010.  The Company’s effective tax rate was 24.7% and 13.4% for the quarter ended January 31, 2011 and 2010, respectively.  The effective tax rate varied from the federal statutory rate of 35% due primarily to the effect of foreign income and foreign taxation.

Net Income.  Net income was flat at $1.1 million for the quarter ended January 31, 2011 from $1.0 million for the quarter ended January 31, 2010.  Earnings per share (EPS) for the fourth quarter ended January 31, 2011 was $0.20 as compared to EPS of $0.20 for the 2010 fiscal fourth quarter.  Although the Company reduced the number of shares outstanding during the fourth quarter of fiscal 2011 through open market purchase of its common stock under a share repurchase program (that extended into its fiscal 2012 first quarter), the full impact to reported EPS will not be realized until Q1FY12 due to calculations made using weighted averages of outstanding shares.

Fiscal Year 2011 Financial Results

	For the Year
	Ended January 31,
	2011	2010
Net sales	100.0%	100.0%
Gross profit	29.4%	27.0%
Operating expenses	26.0%	24.4%
Operating profit	3.4%	2.6%
Income before tax	1.6%	1.5%
Net income	1.0%	1.1%

Net Sales.  Net sales increased $7.1 million, or 7.5%, to $101.2 million for the year ended January 31, 2011 compared to $94.1 million for the year ended January 31, 2010. The net increase was mainly due to an $8.3 million increase in foreign sales, partially offset by a $1.2 million decrease in domestic sales. The net decrease in the U.S. was comprised mainly of a decrease in U.S. disposables sales.

The increases in foreign sales, is comprised of a $0.3 million increase in sales from Qualytextil, SA in Brazil, or 2.4%, sales growth of $5.0 million in China, domestic, Asia Pacific Rim and other external sales, or 54.5%, a $1.5 million increase in Canadian sales, or 29.9%, a $1.0 million increase in European sales, or 24.9%, and $0.2 million growth in combined Chile and Argentina sales.

Gross Profit. Gross profit increased $4.4 million, or 17.2%, to $29.8 million for the year ended January 31, 2011 from $25.4 million for the year ended January 31, 2010.  Gross profit as a percentage of net sales increased to 29.4% for the year ended January 31, 2011 from 27% for the year ended January 31, 2010. The major factors driving the changes in gross margins were:

•	Changes in the mix of foreign vs. domestic. Foreign product sales tend to have much higher margins than U.S. product sales.
•
Disposables gross margin increased by 4.4 percentage points in FY11 compared with FY10. This increase was mainly due to changes in the product mix moving toward higher margin Lakeland branded products. Disposables margins in Q4FY11 and Q4FY10 were increased by a year-end reversal of rebates accrued earlier in the year, due to many customers not meeting their year-end targets for rebates.

•	Brazil gross margin was 45.9% for FY11 compared with 45.7% last year.
•	Glove division improvement in volume resulting in a gross profit of $0.5 million.
•	Canada gross margin increased by 5.9 percentage points primarily from more favorable exchange rates and local competitive pricing climate.
•	Continued gross losses of $0.3 million from India in FY11.
•	Reflective margins were lower than the prior year mainly due to write-offs taken for overstocks of a discontinued style.
•	UK and Europe margins decreased by 2.3 percentage points primarily from exchange rate differentials.

Operating Expenses.  Operating expenses increased $3.4 million, or 14.7%, to $26.3 million for the year ended January 31, 2011 from $22.9 million for the year ended January 31, 2010.  As a percentage of net sales, operating expenses increased to 26.0% for the year ended January 31, 2011 from 24.4% for the year ended January 31, 2010 due to the following:

•	$0.5 million increase in foreign exchange costs resulting from large gains in the prior year not recurring.
•
$0.5 million increase in equity compensation resulting from the cumulative change in the performance level designated by the Board of Directors, which in turn resulted in a cumulative charge for the 2009 Restricted Stock Plan.

•
$0.5 million increased sales salaries, partially resulting from severance pay for terminations and the hiring of additional sales personnel for the wovens division in the U.S., and personnel in the U.K., Latin America and China.

•
$0.4 million increase in operating costs in China resulting from a large increase in direct international sales made by China, which are now allocated to SG&A costs, previously allocated to cost of goods sold.

•
$0.4 million increase in freight out costs mainly resulting from higher volume and use of air freight and more frequent partial shipments resulting from stock-out conditions prevailing during much of FY11.

•	$0.3 million increase in sales commissions mainly resulting from higher volume and revised commission rates.
•	$0.2 million increase in professional fees resulting from management terminations in Brazil.

•	$0.2 million increase in advertising costs resulting from reductions in co-op advertising allowances received.
•	$0.2 million increase in amortization mainly as a result of banking fees.
•	$0.2 million for miscellaneous expense increases.
•	$0.1 million increase in medical insurance resulting from higher costs prevailing and other healthcare related expenses.
•	$0.1 million increase in payroll taxes.
•	$0.1 million increase in miscellaneous U.S. taxes.
•	$(0.1) million reduction in bad debt expenses.
•	$(0.1) million reduction in bank charges.
•	$(0.1) million reduction in R&D expenses.

Operating Profit.  Operating profit increased by $1.0 million, or 40.5%, to $3.5 million from $2.5 million for the prior year. Operating income as a percentage of net sales increased to 3.4% for the year ended January 31, 2011 from 2.6% for the year ended January 31, 2010 primarily due to increased contributions from several of the Company’s international businesses, reduced operating losses in India, and increased operating income in the U.S. from disposables.

Interest Expense.  Interest expense decreased by $0.8 million for the year ended January 31, 2011 compared to the year ended January 31, 2010 because of reduced borrowings, and interest rate decreases. The previous year also included the higher costs resulting from the interest rate swap upon a change of the bank used by the Company for its credit facility.

Other Income - Net.  Other expenses resulted mainly from the $1.6 million retro charge from VAT taxes in Brazil.  The Company’s 10-K filing for the fiscal year ended January 31, 2011 contains a comprehensive discussion of the Brazil VAT tax charge and related accounting disclosures.

Income Tax Expense.  Income tax expenses consist of federal, state and foreign income taxes. Income tax expense increased $0.3 million, or 61%, to $0.7 million for the year ended January 31, 2011 from $0.4 million for the year ended January 31, 2010.  The Company’s effective tax rate was 40.2% and 28.3% for the years ended January 31, 2011 and 2010, respectively.  The effective tax rate varied from the federal statutory rate of 35% due primarily to the $1.6 million VAT tax charge in Brazil, which was not subject to a tax benefit.

Net Income.  Net income decreased $0.1 million, or 5.6%, to $1.0 million for the year ended January 31, 2011 from $1.0 million for the year ended January 31, 2010. The decrease in net income was primarily a result of the $1.6 million VAT tax charge in Brazil.  Earnings per share (EPS) for the year ended January 31, 2011 was $0.18 as compared to EPS of $0.19 for the 2010 fiscal year.  Although the Company reduced the number of shares outstanding during the fourth quarter of fiscal 2011 through open market purchase of its common stock under a share repurchase program (that extended into its fiscal 2012 first quarter), the full impact to reported EPS will not be realized until Q1FY12 due to calculations made using weighted averages of outstanding shares.

Management’s Comments

Commenting on the financial results and recent developments, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “We are pleased to report consolidated fiscal year 2011 financial results which benefited from significant progress achieved in the implementation of our international growth strategy.  Our international operations have gained traction to offset domestic softness such that Lakeland was able to report its 19th consecutive year of profitability.

“While our total revenues increased 7.5% year-over-year, Lakeland’s international revenues grew in excess of this level to offset declines in U.S. sales.  The international growth strategy was, in fact, intended for this very purpose.  However, we are more encouraged than ever that we have put in place the foundation for future growth in both the top and bottom lines that may far exceed whatever would have been achieved solely as a domestic company. International revenues accounted for 40.5% of consolidated fiscal 2011 sales, the highest level in our history and far greater than the 34.7% for fiscal 2010 and 25.0% in fiscal 2009.

“The importance of our international presence is that our business model is far superior to what we had been working with during the prior two decades when we had been focused domestically. Our international businesses enable us to achieve higher gross margins through better control of the supply chain. We source lower cost raw materials and produce industrial and protective garments in our geographically dispersed facilities.  In many cases, we are marketing and selling our products direct to end customers as opposed to using distributors, so we have better price control and can manage our customers more effectively.  Furthermore, we continue to build our brand throughout the world.  Our efforts are gaining traction and our reputation for quality garments, new products and expedient delivery time is regarded world-over.

“As a result of our international presence and improved market position, we are increasingly being given the opportunity to participate in large bid contracts for government agencies and multinational corporations.  To this end, we have increased inventory levels temporarily in part to take advantage of anticipated supplier price increases, seasonal buildup and new products.  We are growing rapidly in many foreign markets, with notable improvements in China and Brazil.  As previously disclosed, changes in the elimination of intercompany profits relating to our operations in China only contributed $0.01 in EPS in Q4FY11, from the $0.10 deferral reflected at Q3FY11. We expect to realize much of the deferral balance in the first quarter of fiscal 2012.

“Among our other foreign operations, we are particularly excited by the prospects for winning numerous large bid contracts in Brazil that may span several years.  A plant expansion in Brazil was completed at the end of October and we are also considering other means of expansion.  In anticipation of worldwide sales growth, investments were made in fiscal 2011 and continue to be made in the present fiscal year that will provide a substantial increase in our production capacity.  With our improving global brand and reputation, we are presently considering a multitude of opportunities for private label manufacturing.  We have available global manufacturing capacity in excess of 30% of our current revenue base that can be used for private labeling, while our direct sales and marketing initiatives expand our customer accounts for direct sales.

“We are creating a more balanced and diversified platform for the long term, with sales and operating profit generated in North America, South America, Europe and Asia. Our business units in the Brazil, Russia, India and China — or “BRIC” nations — offer the most promise with gross domestic product growth well above the rest of the world.  Although there is anecdotal evidence of inflation around the world, BRIC nations continue to be heavily reliant on industrial garments as these countries remain relatively low cost areas for manufacturing and also have a significant presence in the oil and gas and petrochemical industries where protective garments are increasingly being specified as a workplace safety requirement.

“Although our foreign exposure is relatively new and rapidly growing, we are pleased that they combine to contribute operating profits on a consolidated basis, adding to the operating profits generated domestically.  Our consolidated operating expenses as a percentage of revenues of 25.6% in the fourth quarter reflects the management, sales and marketing personnel, and other overhead required to ramp up and maintain our global presence.  While investing in our platform for international growth and diversification, we continue to effectively manage our operating performance.  Lakeland’s earnings before interest, taxes, depreciation and amortization (EBITDA*) as a percent of sales was 8.5% or $2.1 million in Q4FY11, both the highest in the last 10 quarters. From this base, we have substantial operating leverage for continued sales, margin and profit expansion.  This leverage along with our excess manufacturing capacity position us to benefit from the demand for industrial garments and protective apparel in the markets we serve.
		FYE 1/31/11	Q4 FYE 1/31/11
*EBITDA ($000’s) =	Operating profit	$3,454	$1,497
	Depreciation and Amortization	1,977	498
	Equity compensation expenses	676	84
	Total	6,107	2,079
	% of sales	6.0%	8.3%

“Given this outlook, we took the opportunity to capitalize on the Company’s current stock price — presently trading at about a 35% discount to our net book value per share of $14.12 at January 31, 2011 — by repurchasing 231,119 outstanding common shares from December 2010 through mid-February 2011, representing cash value of approximately $2,000,000.  The buyback will, upon full effect in our fiscal 2012 second quarter, result in an increase to diluted earnings per share by approximately 4%.  Shareholders in Lakeland Industries may now look forward to their investment being enhanced by our international growth and diversification strategies as well as our capital markets initiatives.”

Financial Results Conference Call

Lakeland will host a conference call at 4:30 PM (EDT) today to discuss the Company’s fourth quarter and full fiscal year 2011 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-719-9789 (toll free) or 719-325-4762 (international), code 1508726.

A conference call replay will be available until Thursday, April 14, 2011 by dialing 888-203-1112 (toll free) or 719-457-0820 (international), code 1508726.

About Lakeland Industries, Inc.:
Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,200 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

(tables to follow)

LAKELAND INDUSRTIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	January 31,	January 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$6,075	$5,093
Accounts receivable, net	14,477	15,809
Inventories, net	45,918	38,576
Deferred income taxes	2,297	1,261
Prepaid Income Taxes	1,815	1,731
Other current assets	2,338	2,357
Total current assets	72,920	64,827
Property and equipment, net	13,901	13,742
Other Assets	8,258	5,622
Goodwill	6,297	5,829
Total assets	$101,376	$90,020

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,504	$3,883
Accrued compensation and benefits	1,412	1,289
Other accrued expenses	2,702	1,137
Borrowing under revolving credit facility	—	9,518
Current maturity of long term debt	100	94
Total current liabilities	10,718	15,921
Borrowing under revolving credit facility	11,486	—
Construction loan payable, net of current maturity	1,592	1,582
VAT taxes payable long-term	3,310	—
Other liabilities	103	93
Total liabilities	27,209	17,596

COMMITMENTS AND CONTINGENCIES
Stockholders’ equity:
Preferred stock, $0.01 par; authorized 1,500,000 shares; none issued
Common Stock, $0.01 par; authorized 10,000,000 shares authorized; 5,568,744 and 5,564,732 shares issued and outstanding at January 31, 2011 and at January 31, 2010, respectively	56	56
Less treasury stock, at cost; 314,441 shares at January 31, 2011 and 125,322 shares at January 31, 2010	(3,013)	(1,353)
Additional paid-in capital	50,279	49,623
Retained earnings	26,193	25,220
Other comprehensive loss	652	(1,122)
Total stockholders’ equity	74,167	72,424
Total liabilities and stockholders’ equity	$101,376	$90,020

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)

	Year Ended		Three Month ended
	January 31,		January 31,
			(Unaudited)
	2011	2010	2011	2010

Net sales	$101,236	$94,141	$25,029	$24,831

Cost of goods sold	71,468	68,735	17,123	17,329

Gross profit	29,768	25,406	7,906	7,502

Operating expenses	26,314	22,949	6,409	6,124

Operating profit	3,454	2,457	1,497	1,378

Interest and other income, net	93	90	42	29

VAT tax charge-Brazil	(1,583)	—	—	—

Interest expense	(338)	(1,111)	(83)	(120)

Income before income taxes	1,626	1,436	1,456	1,287

Income tax expense	654	406	360	172

Net income	$972	$1,030	$1,096	$1,115

Net income per common share:
Basic	$0.18	$0.19	$0.20	$0.20
Diluted	$0.18	$0.19	$0.20	$0.20

Weighted average common shares outstanding:
Basic	5,440,364	5,426,784	5,438,451	5,439,410
Diluted	5,520,541	5,458,472	5,546,315	5,462,539